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                                  EXHIBIT 6.1
                   EMPLOYMENT AGREEMENT OF TIMOTHY I. WARREN

                                      BANK
                              EMPLOYMENT AGREEMENT
                              --------------------

     This agreement made and entered into this 30th day of August 1996, between the Peoples Bank of West Georgia, Carrollton, Georgia ("the Bank") and Timothy
I. Warren, ("employee");

     WHEREAS, the Bank is a state bank, regulated by the Georgia Department of Banking and Finance, insured by the Federal Deposit Insurance Corporation, and located in Carrollton, Georgia; and

     WHEREAS, the Bank wants to employ the employee as President and Chief Executive Officer of the Bank; and

     WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of the Bank and the employee;

     NOW, THEREFORE, it is AGREED as follows:

                    I.  RELATIONSHIP ESTABLISHED AND DUTIES
                    ---------------------------------------

     1. The Bank and the Bank Holding Company (when formed) hereby will employ the employee as President and Chief Executive Officer, to hold the title of President and Chief Executive Officer, and to perform such services and duties as the Board of Directors may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the general direction of the Board of Directors of the Bank, exercised in good faith in accordance with standards of reasonable business judgment.

     2. Employee shall serve on the Board of Directors of the Bank and the Bank Holding Company (when formed), but shall not be entitled to
                                              ---       ---
          Directors' Fees just like any other director, and shall serve as a non-voting member of its Executive Committee, subject to the terms hereof.

     3. Employee accepts such employment and shall devote his full time, attention, and efforts to the diligent performance of his duties herein specified and as an officer and director of the Bank and will not accept employment with any other individual, corporation, partnership, governmental authority, or any other entity, or engage in any other venture for profit which the Bank may consider to be in conflict with his or its best interest or to be in competition with the Bank's business, or which may interfere in any way with the employee's performance of his duties hereunder. Any exception to this must be made by notification and approval of the Board.
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                            II.  TERMS OF EMPLOYMENT
                            ------------------------

     1. The initial term of employment under this Agreement shall continue for 5 (five) years unless such is terminated pursuant to the terms hereof or by the first to occur of the conditions to be stated hereinafter. This Agreement will be automatically extended each year after the initial term unless either party gives 90 days contrary written notice to the other. The term previously stated notwithstanding this contract shall be terminated by the earlier to occur of any of the following:

          a.   the death of the employee;

          b. the complete disability of employee. "Complete disability" as used herein shall mean the inability of employee, due to illness, accident, or other physical or mental incapacity to perform the services provided for hereunder for an aggregate of sixty days within any period of 120 consecutive days during the term hereof; provided, however, disability shall not constitute a basis for discharge for cause;

          c. the discharge of employee by the Bank for cause. "Cause" as used herein shall mean:

                1) such negligence or misconduct as shall constitute, as a matter of law, a breach of the covenants and obligations of employee hereunder;

                2) failure or refusal of employee to comply with the provisions of this agreement;

                3) employee being convicted by any duly constituted court with competent jurisdiction of a crime involving moral turpitude;

                4) at the discretion of the Board, this contract may be terminated if there are acts the Board feels are moral turpitude;

                5) termination of the contract at the discretion of the Board for failure to perform at acceptable levels of deposit growth and other performance standards as determined by the Board.

     Termination of employee's employment shall constitute a tender by employee of his resignation as an officer and director of the Bank and the Bank Holding Company. In the event of termination the employee is entitled to severance pay equal to one month's pay for each year employed by the Bank.

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                               III.  COMPENSATION
                               ------------------

     For all services which employee may render to the Bank during the term hereof, the Bank shall pay to employee, subject to such deductions as may be required by law:

     1. Base Salary. An annual salary of $135,000 payable in equal weekly installments and subject to such deductions as may be required by law, for the first 12 months. Thereafter, annual increase reviews will be done during the month of December for a January 1 effective increase date during the term of this Agreement so that for the 12 months beginning on each such anniversary date, the employee's salary increases will take effect. The Board has sole discretion as to the amount of the CEO's compensation.

     2. Performance Bonuses. Each year, a performance bonus, ranging from 0% to 50% of annual base salary will be awarded provided the Bank and
                                                       ---------------------
          Holding Company receive a CAMEL 1 or CAMEL 2 at the most recent
          ---------------------------------------------------------------
          examination by the regulators, and based upon the Board's evaluation
          -----------------------------  -------------------------------------
          of the bank's current condition based on a combination of safety and
          --------------------------------------------------------------------
          soundness criteria including capital adequacy, risk assessment, asset
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          quality, liquidity, planning, policy adherence, personnel
          ---------------------------------------------------------
          administration, internal controls, and management information systems
          ---------------------------------------------------------------------
          and mutually agreed upon goals such as the Return on Average Assets achieved before the application of taxes based upon the following formula:

          a.   ROA equal to .90 but less than 1% Bonus = 5%

          b.   ROA greater than 1.0% but less than 1.10% Bonus = 10%

          c.   ROA equal to 1.10% but less than 1.20% Bonus = 15%

          d.   ROA equal to 1.20% but less than 1.30% Bonus = 20%

          e.   ROA equal to 1.30% but less than 1.40% Bonus = 25%

          f.   ROA equal to 1.40% but less than 1.60% Bonus = 30%

          g.   ROA equal to 1.60% but less than 1.75% Bonus = 35%

          h.   ROA equal to 1.75% but less than 2.00% Bonus = 40%

          i.   ROA over 2.00% Bonus = 50%

     3.   Stock Options.  Based on his satisfactory performance the Employee, as
                          ------------------------------------------------------
          determined by the Board using mutually agreed upon safety and
          -------------------------------------------------------------
          soundness criteria as well as capital adequacy, asset quality,
          --------------------------------------------------------------
          profitability, and liquidity, shall have the right and option to
          -----------------------------

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          purchase an additional number of shares of common stock of the Bank
          Holding Company in the following sequence:

          a. 15,000 shares initially over the term of this Agreement not to exceed 10 years,

          b. beginning at the second year of Bank operation and thereafter in an amount determined by multiplying (i) five thousand shares by
               (ii) a fraction whose numerator is the Bonus Amount for the year and whose denominator is the maximum Bonus Amount which could have been received by the Employee for the year, for a maximum of twenty-five thousand shares over the term of this Agreement.

          The option granted to the Employee pursuant to this paragraph 3 may be exercised by the Employee, in whole or in part, at any time or from time to time during the period this Agreement is in effect beginning on the first day of the second month following the close of the Bank's fiscal year to which such grant is attributable. Notwithstanding anything contained herein to the contrary, if the shareholders of the Bank or the Bank Holding Company approve of a capital reorganization of the common stock of the Bank Holding Company or a merger or consolidation of the Bank Holding Company with or into another corporation, or the sale of all or substantially all of the assets of the Bank; or the Bank Holding Company, then Employee shall have the right and option to purchase all stock options that would have been paid to the Employee for the remaining term of this Agreement pursuant to the terms of this paragraph, The purchase price for each share of common stock of the Bank Holding Company that the Employee purchases pursuant to the exercise of the options granted herein shall be the book value at the time of purchase and shall be paid in cash upon exercise.

                              IV.  OTHER BENEFITS
                              -------------------

     1. The employee shall be entitled to participate in any plan of the Bank relating to stock options, stock purchases, profit sharing, group life insurance, medical coverage, education, or other retirement or employee benefits that the Bank may adopt for the benefit of its employees.

     2. The employee shall be eligible to participate in any other benefits which may be or become applicable to the Bank's executive employees, shall be furnished a car with all expenses of maintenance to cover all automobile use, a reasonable expense account, the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the responsibilities and functions to be performed by the employee under this Agreement. Employer also agrees to pay all reasonable expenses in connection with the attendance and participation at said trade association meetings by employee's spouse.

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     3.   At such reasonable times as the Board of Directors shall in its discretion permit, the employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

          a. The employee shall be entitled to an annual vacation of 4 (four) weeks per year. The employee shall schedule at least two consecutive weeks of vacation each year.

          b. The timing of vacations shall be scheduled in a reasonable manner by the employee. The employee shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation time from one calendar year to the next.

          c. In addition to the aforesaid paid vacations, the employee shall be entitled, without loss of pay to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

                             V.  CHANGE OF CONTROL
                             ---------------------

     1.   If during the term of this Agreement there is a change of control
          (COC) of the Bank, the Employee shall be entitled to termination or severance pay in the event the employee's employment is terminated, except for just cause as defined in Section II., paragraph 1, c, after the change in control. In the event the employee is terminated after 365 days as a result of COC, the employee shall be entitled to receive his salary through the last day of the calendar month of the termination, or payment in lieu of the notice period. In addition, the terminated employee shall receive an amount equal to 3 (three) times his then existing annual base salary. This payment shall also be made in connection with, or within 120 days after, a change in control of the Bank if such change in control was opposed by the employee or the Bank's Board of Directors. This payment shall be in addition to any amount otherwise owed to the employee pursuant to this Agreement.

     2. The following items are automatically considered due and payable in the event that change of control occurs:

          a.   Non-forfeitable deferred compensation shall be paid out in full.

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          b.   Long-term performance plan objective payments as described in
               Section III, 2, f, shall be declared accomplished and earned based upon performance up to date of the COC.

          c. In the event that the employee is a participant in a restricted stock plan, or share option plan, and such plan is terminated involuntarily as a result of the COC, all stock and options shall be declared 100% vested, and distributed. The term "control" shall refer to the acquisition of 25 percent or more of the voting securities of the Bank by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or to such acquisition of a percentage between 10 percent and 25 percent if the Board of Directors of the Bank or the Comptroller of the Currency, the FDIC, or the Federal Reserve Bank have made a determination that such acquisition constitutes or will constitute control of the Bank. The term "person" refers to an individual, corporation, Bank, bank holding company, or other entity.

                        VI.  POST TERMINATION COVENANTS
                        -------------------------------

     1. If during the term hereof employee shall cease employment hereunder for any reason, then employee agrees that for six months if dismissed for cause and one year without cause following such termination he will not be employed in the banking business or any related field thereto in Carrollton, Georgia or Carroll County, Georgia. Furthermore, following such termination employee agrees that he will not, without the prior written consent of the Bank:

          1) furnish anyone with the name of, or any list or lists of customers of the Bank or utilize such list or information himself for banking purposes; or

          2) furnish, use, or divulge to anyone any information acquired by him from the Bank relating to the Bank's methods of doing business; or

          3) contact directly or indirectly any customer of the Bank for banking solicitation purposes; or

          4) hire for any other Bank or employer (including himself) any employee of the Bank or directly or indirectly cause such employee to leave his or her employment to work for another.

     2. It is understood and agreed by the parties hereto that the provisions of this section are independent of each other, and the invalidity of any such provision or portion thereof shall not affect the validity or enforceability of any other provisions of this agreement.

                           VII.  WAIVER OF PROVISIONS
                           --------------------------

     Failure of any of the parties to insist, in one or more instances, on performance by the others in strict accordance with the terms and conditions of this agreement shall not be deemed a waiver or relinquishment of any right granted hereunder of the future performance of any such term or condition or of any other term or condition of this agreement, unless such waiver is contained in a writing signed by or on behalf of all the parties.

                              VIII.  GOVERNING LAW
                              --------------------

     This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. If for any reason any provision of this agreement shall be held by a court of competent jurisdiction to void or unenforceable, the same shall not affect the remaining provisions thereof.

                        IX.  MODIFICATION AND AMENDMENT
                        -------------------------------

     This agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

                         X.  COUNTERPARTS AND HEADINGS
                         -----------------------------

     This agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this agreement.

                          XI.  CONTRACT NONASSIGNABLE
                          ---------------------------

     This agreement may not be assigned or transferred by any party hereto, in whole or in part, without the prior written consent of the other.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.


                     EMPLOYEE:

                                                                   Witness
---------------------   ----------------------  -------------------
EMPLOYEE                Date

                      BANK

By:                                                                Witness
---------------------   ----------------------  -------------------
Chairman of the Board   Date

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